Exhibit 99.2

Date: Tuesday, October 22, 2019

To: All Cision employees

From: Kevin Akeroyd, CEO Cision

Subject: Cision announcement

I am excited to tell you about an important event for Cision.

This morning we announced that we’ve entered into what is known as a “definitive agreement” to be acquired by an affiliate of investment funds sponsored by Platinum Equity (“Platinum Equity”) in an all cash merger transaction.    Under the terms of the transaction, Platinum Equity will acquire all of the outstanding ordinary shares of Cision for $10.00 per share in cash, subject to the satisfaction of certain conditions to closing the merger (e.g., antirust approval and shareholder approval). The Cision board of directors unanimously recommended that Cision’s shareholders authorize the merger. The press release we issued this morning contains additional details of the announcement and is posted on www.Cision.com. Once this transaction is complete, Cision will be a private company.    As a private company we can be less driven by quarterly results, with more flexibility to make strategic investments to drive powerful innovation and achieve sustainable long-term success.

Platinum Equity is a highly regarded private equity firm with a successful track record across a number of industries. Their focus is on working with management teams to build market-leading companies. Throughout this process, Platinum Equity has communicated a great respect for our company and what we have built together, and we believe the transaction represents an endorsement of the hard work of all of our employees. We can also benefit from Platinum Equity’s expertise with helping companies accelerate growth through product innovation and strategic acquisitions.

We’re confident that once the transaction is complete, Platinum Equity will be a good steward for Cision, with shared values for the things that have always been important to us, including developing great products, delivering incredible customer service and developing talented employees. We think that now is the right time to join forces with Platinum Equity and that this is the right result for our shareholders. We believe there is a significant opportunity to leverage each other’s strengths.

As today’s announcement may attract attention from the media or other interested parties, it’s important that we speak with one voice. Please direct all media or third-party inquiries to our Chief Financial Officer, Jack Pearlstein.

We anticipate that this transaction will be completed in the first quarter of 2020, subject to the receipt of required antitrust approvals, receipt of the requisite shareholder vote authorizing the merger and other customary closing conditions. Until then, we remain a public company so it’s important that we remain focused on business as usual and continue to deliver the same high-quality service and solutions that our customers have come to expect from us.

Thank you for your continued hard work and dedication as we enter this next phase in our evolution.

Employee FAQ

Who is Platinum Equity?

Founded in 1995, Platinum Equity is a global investment firm with more than $19 billion of assets under management and a portfolio of approximately 40 operating companies that serve customers around the world. The firm has a history of acquiring innovative companies and providing the financial and operational resources they need to reach their full potential. The firm has experience across a broad range of business markets – including software, information technology and business services – and has completed more than 250 acquisitions over the past 25 years.

Will there be any changes to my job?

First, until this transaction closes, we’re still a public company and we will continue to operate our business as usual. We haven’t had any conversations yet with Platinum Equity about their specific plans, but during our general discussions, Platinum Equity has shown a lot of respect for our employees and what we’ve accomplished as a company. Ultimately, we are all interested in creating a leading company with great products, happy customers and talented employees.

Will there be changes to the Cision culture or other aspects of the business?

We plan to make the transition to a private company as seamless as possible. For those of you who have been with Cision over the past few years, you have seen an enormous amount of change. Regardless if we are public or private, this comes with being an innovative software company in a rapidly evolving market and we will continue to evolve and change as a company. What’s most important is that we remain committed to a shared vision of market leadership and excellence in what we do.

How long before the transaction is completed?

We anticipate that this transaction will be completed in the first quarter of 2020, subject to the receipt of required antitrust approvals, receipt of the requisite shareholder vote authorizing the merger and other customary closing conditions. Upon closing, Cision will become a privately-owned company and Cision’s shares will no longer be listed on the NYSE exchange.

What can we expect while we’re waiting for the transaction to close?

Until this transaction is complete, we are still a public company and will continue to operate in the ordinary course of business. That means business as usual with no changes in our day-to-day activities.

I own Cision shares. What do I need to do?

At the time the merger is consummated, all of the outstanding ordinary shares of Cision (other than certain restricted shares described below) will be cashed out at a price of $10.00 per share, without interest. The definitive proxy statement that will be filed by Cision in connection with the merger will explain in more detail the terms of the merger and the basis for the Cision board’s recommendation that shareholders authorize the merger. The materials will also explain the process for receiving payment with respect to your shares after the merger is consummated. If the merger is consummated, your shares will be cancelled and exchanged for the $10.00 per share price and you will no longer have any ownership interests in Cision.

Certain restricted shares, including shares underlying stock-settled retention awards, will be converted into the right to receive a cash payment based on the $10.00 per share price provided that the cash payment will continue to be subject to the same vesting terms and restrictions as the restricted shares. Once those vesting conditions or restrictions have been satisfied, the cash payment award will be released.

Please read these materials and the definitive proxy statement carefully and consult your tax advisor to advise you as to the tax considerations related to this transaction.

I have Cision Options. What do I need to do?

All options that have been granted to employees have a strike price greater than $10.00. Therefore, as a result of the consummation of the merger, all of your options, whether vested or unvested will be cancelled.

I have Cision Restricted Stock Units. What do I need to do?

If the merger is consummated, your vested restricted stock units will be cashed out at a price of $10.00 per vested restricted stock unit, without interest, and your unvested restricted stock units will be substituted for a cash award based on the $10.00 per share price, provided that such substituted cash award will continue to be subject to vesting based on the terms of your restricted stock unit agreement. At each subsequent vesting date, if you remain employed by Cision, Cision will you pay out your cash award based on the $10.00 per share price, without interest. Should you voluntarily leave Cision prior to each subsequent vesting date, you will forfeit any rights to the unpaid cash awards. After the transaction, you will no longer have any ownership interests in Cision. Please read these materials and the definitive proxy statement carefully and consult your tax advisor to advise you as to the tax considerations related to this transaction.

Will benefits be affected? Will 401k or healthcare benefits change?

We do not intend to make any changes to our 401k or healthcare benefits as a result of the announcement of this transaction and prior to closing. We haven’t had any conversations yet with Platinum Equity regarding benefit plans after the closing of the transaction, but during our general discussions with Platinum Equity, they have shown a lot of respect for our employees and have committed to provide benefits and compensation similar to what we currently have for a year after the closing of the transaction. We expect that going forward Platinum Equity will provide market-based benefits that demonstrate the value of the contribution our employees make to our success as a leading provider of PR and marketing software.

What should we tell our customers?

Cision is a leading provider of PR and marketing software. We are joining forces with Platinum Equity because we believe this is the right result for our shareholders and also because there is a significant opportunity to leverage each other’s strengths. As a private company we can be less driven by quarterly results, with more flexibility to make strategic investments to drive powerful innovation and achieve long-term success for Cision and our customers. Platinum Equity is investing in Cision because they believe in our ability to remain a market leader and continue our history of meeting customer needs with innovative solutions. Customers can be referred to the letter to customers that will be posted on the Cision website.

Forward-Looking Statements

Certain statements in this communication are forward-looking statements, including, without limitation, the statements made concerning the proposed transaction, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Cision’s business and the price of Cision’s ordinary shares; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the authorization of the merger agreement by Cision’s shareholders and the receipt of certain regulatory approvals; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (iv) the effect of the announcement or pendency of the proposed transaction on Cision’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (vi) risks related to diverting management’s attention from Cision’s ongoing business operations; (vii) the outcome of any legal proceedings that may be instituted against Cision related to the merger agreement or the proposed transaction, (viii) unexpected costs, charges or expenses resulting from the proposed transaction; (ix) uncertainties as to Platinum Equity’s ability to obtain financing in order to consummate the merger; and (x) other risks described in Cision’s filings with the SEC, such as its Annual Report on Form 10-K for the year ended December 31, 2018. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, Cision does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, Cision will file with the Securities and Exchange Commission (the “SEC”) and furnish to Cision’s shareholders a proxy statement. BEFORE MAKING ANY VOTING DECISION, CISION’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE

THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and shareholders may obtain a free copy of documents filed by Cision with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and shareholders may obtain a free copy of Cision’s filings with the SEC from Cision’s website at http://investors.cision.com or by directing a written request to: Cision Ltd., Attn: Secretary, 130 E. Randolph St., 7th Floor, Chicago, IL 60601.

Participants in the Solicitation

Cision and certain of its directors, executive officers, and certain other members of management and employees of Cision may be deemed to be participants in the solicitation of proxies from shareholders of Cision in favor of the proposed merger. Information about directors and executive officers of Cision is set forth in the proxy statement for Cision’s 2019 annual general meeting of shareholders, as filed with the SEC on Schedule 14A on August 9, 2019. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement with respect to the merger that Cision will file with the SEC and furnish to Cision’s shareholders.